                                                                   EXHIBIT 10.1




                             AGREEMENT AND PLAN OF MERGER

                                     by and among

                               CHART INDUSTRIES, INC.,
                                                                 ("Chart")

                               NCI ACQUISITION CORP.,
                                                                 ("Merger Sub")

                            NCI SALES AND LEASING, INC.,
                                                                 (the "Company")

                        MARK A. BAUMAN and PATRICK J. FLYNN
                                                                ("Shareholders")


                                    March 15, 1999

                                 TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----

ARTICLE 1  THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.1 The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.2 Articles of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.3 Code of Regulations.. . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.4 Directors and Officers. . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.5 Effective Time; Effective Date. . . . . . . . . . . . . . . . . . . . . . .2

ARTICLE 2  STATUS AND CONVERSION OF SHARES . . . . . . . . . . . . . . . . . . . . .3
     2.1 Merger Sub Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.2 Company Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.3 Certain Definitions.. . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     2.4 Estimated Merger Consideration. . . . . . . . . . . . . . . . . . . . . . .5
     2.5 Adjustment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
          2.5.1 Closing Balance Sheet Preparation. . . . . . . . . . . . . . . . . .6
          2.5.2 Closing Balance Sheet Review . . . . . . . . . . . . . . . . . . . .6
          2.5.3 Closing Balance Sheet Dispute. . . . . . . . . . . . . . . . . . . .6
          2.5.4 Post-Closing Delivery of Chart Common Stock. . . . . . . . . . . . .7

ARTICLE 3  SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES CONCERNING THE
     TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

3.1 Authority and Capacity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.2 Authorized and Issued Stock . . . . . . . . . . . . . . . . . . . . . . . .8
     3.3 Title to Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.4 Execution and Delivery; Enforceability. . . . . . . . . . . . . . . . . . .9
     3.5 Noncontravention. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.6 Brokerage.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.7 Investment Intent; Restricted Securities. . . . . . . . . . . . . . . . . .9

ARTICLE 4  SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES CONCERNING THE
     COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

     4.1 Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          4.1.1 Organization and Power . . . . . . . . . . . . . . . . . . . . . . 10
          4.1.2 Qualification. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
          4.1.3 Other Ventures . . . . . . . . . . . . . . . . . . . . . . . . . . 11
          4.1.4 {Intentionally omitted.} . . . . . . . . . . . . . . . . . . . . . 11
     4.2 Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
          4.2.1 {Intentionally omitted.} . . . . . . . . . . . . . . . . . . . . . 11
          4.2.2 {Intentionally omitted.} . . . . . . . . . . . . . . . . . . . . . 11
          4.2.3 Consents.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

          4.2.4 No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.3 Financial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
          4.3.1 Financial Records. . . . . . . . . . . . . . . . . . . . . . . . . 11
          4.3.2 Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
          4.3.3 No Changes.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
          4.3.4 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.4 Legal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
          4.4.1 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . 13
          4.4.2 Product and Service Warranties . . . . . . . . . . . . . . . . . . 13
          4.4.3 Product Liability. . . . . . . . . . . . . . . . . . . . . . . . . 14
          4.4.4 Litigation.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.5 Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
          4.5.1 Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
          4.5.2 Employment Termination.. . . . . . . . . . . . . . . . . . . . . . 15
          4.5.3 Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
          4.5.4 Compliance with Contracts. . . . . . . . . . . . . . . . . . . . . 16
          4.5.5 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
          4.5.6 Customers and Suppliers. . . . . . . . . . . . . . . . . . . . . . 17
          4.5.7 Purchases and Sales. . . . . . . . . . . . . . . . . . . . . . . . 17
          4.5.8 Prepayments and Deposits . . . . . . . . . . . . . . . . . . . . . 17
          4.5.9 Capital Projects.. . . . . . . . . . . . . . . . . . . . . . . . . 17
     4.6 Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     4.7 Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
          4.7.1 Title. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
          4.7.2 Receivables. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
          4.7.3 Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
          4.7.4 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . 19
          4.7.5 Condition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
          4.7.6 Location . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
          4.7.7 Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . 19
          4.7.8 Extent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.8 Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     4.9 Additional Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
          4.9.1 Conflicts of Interest. . . . . . . . . . . . . . . . . . . . . . . 21
          4.9.2 Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF CHART AND MERGER SUB. . . . . . . . . 21

     5.1 Organization and Power. . . . . . . . . . . . . . . . . . . . . . . . . . 22
     5.2 Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
          5.2.1 Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . 22
          5.2.2 Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
          5.2.3 No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     5.3 SEC Documents; Absence of Certain Changes . . . . . . . . . . . . . . . . 22
     5.4 Chart Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE 6  CLOSING; CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . . . . 23
     6.1 Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.2 Conditions to Chart's and Merger Sub's Obligation . . . . . . . . . . . . 23
     6.3 Conditions to Shareholders' and Company's Obligations . . . . . . . . . . 26

ARTICLE 7  ADDITIONAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . 27
     7.1 Pre-Closing Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . 27
          7.1.1 Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . . 27
          7.1.2 Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
          7.1.3 Interim Financial Statements . . . . . . . . . . . . . . . . . . . 28
          7.1.4 Supplemental Disclosure. . . . . . . . . . . . . . . . . . . . . . 28
          7.1.5 Satisfaction of Conditions . . . . . . . . . . . . . . . . . . . . 29
          7.1.6 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.2 Nondisclosure, Noncompetition and Noninterference . . . . . . . . . . . . 29
     7.3 Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.4 Expenses; Transfer Taxes. . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.5 {Intentionally omitted.}. . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.6 Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.7 Employment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.8 {Intentionally omitted.}. . . . . . . . . . . . . . . . . . . . . . . . . 31
     7.9 No Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     7.10 Consent to Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . . . 31
     7.11 Further Assurances and Assistance. . . . . . . . . . . . . . . . . . . . 31
     7.12 {Intentionally omitted.} . . . . . . . . . . . . . . . . . . . . . . . . 31
     7.13 Certain Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE 8  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     8.1 Indemnification by Shareholders . . . . . . . . . . . . . . . . . . . . . 33
     8.2 Indemnification by Chart and Merger Sub . . . . . . . . . . . . . . . . . 33
     8.3 Notification of and Participation in Claims . . . . . . . . . . . . . . . 33
     8.4 Survival; Limitations on Indemnification. . . . . . . . . . . . . . . . . 34

ARTICLE 9  MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . 34
     9.1 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     9.2 Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     9.3 Inclusion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     9.4 {Intentionally omitted.}. . . . . . . . . . . . . . . . . . . . . . . . . 36
     9.5 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     9.6 Execution in Counterparts; Signature Pages. . . . . . . . . . . . . . . . 36
     9.7 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     9.8 Amendments, Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     9.9 No Third-Party Rights . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     9.10 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

     9.11 Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . 37
     9.12 Time Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     9.13 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37


LIST OF SCHEDULES:

Schedule 4.1.2      (Qualification)
Schedule 4.2.3      (Consents)
Schedule 4.2.4      (Conflicts)
Schedule 4.3.1(a)   (Financial Statements)
Schedule 4.3.1(b)   (Exceptions from GAAP)
Schedule 4.3.2      (Liabilities)
Schedule 4.4.1      (Compliance with Laws)
Schedule 4.4.2      (Product and Service Warranties)
Schedule 4.4.3      (Product Liability)
Schedule 4.4.4      (Litigation)
Schedule 4.5.1      (Employment)
Schedule 4.5.2      (Employment Termination)
Schedule 4.5.3      (Contracts)
Schedule 4.5.5      (Insurance)
Schedule 4.5.8      (Prepayments and Deposits)
Schedule 4.5.9      (Capital Projects)
Schedule 4.6        (Employee Benefits)
Schedule 4.7.1      (Title)
Schedule 4.7.2      (Receivables)
Schedule 4.7.6      (Location of Assets)
Schedule 4.7.7      (Intellectual Property)
Schedule 4.8        (Real Property)
Schedule 4.9.1      (Conflicts of Interest)

                               INDEX OF DEFINED TERMS

                                                                 Where
                    Term                                        Defined
---------------------------------------------------------   ----------------
Acquisition Balance Sheet . . . . . . . . . . . . . . . .   Section 4.3.1(a)
Agreement . . . . . . . . . . . . . . . . . . . . . . . .   Page 1
Asset Purchase Agreement. . . . . . . . . . . . . . . . .   Section 6.2(n)
Automobile Note . . . . . . . . . . . . . . . . . . . . .   Section 6.2(p)
Certificate of Merger . . . . . . . . . . . . . . . . . .   Section 1.5
Chart . . . . . . . . . . . . . . . . . . . . . . . . . .   Page 1
Chart Common Stock. . . . . . . . . . . . . . . . . . . .   Section 2.2
Chart SEC Documents . . . . . . . . . . . . . . . . . . .   Section 5.3
Closing . . . . . . . . . . . . . . . . . . . . . . . . .   Section 6.1
Closing Date. . . . . . . . . . . . . . . . . . . . . . .   Section 6.1
Closing Working Capital . . . . . . . . . . . . . . . . .   Section 2.3(b)
Code  . . . . . . . . . . . . . . . . . . . . . . . . . .   Page 1
Company . . . . . . . . . . . . . . . . . . . . . . . . .   Page 1
Company Share AND Company Shares. . . . . . . . . . . . .   Section 3.2
Contracts . . . . . . . . . . . . . . . . . . . . . . . .   Section 4.5.3
Definitive Merger Consideration . . . . . . . . . . . . .   Section 2.4
Effective Date. . . . . . . . . . . . . . . . . . . . . .   Section 1.5
Effective Time. . . . . . . . . . . . . . . . . . . . . .   Section 1.5
Estimated Merger Consideration. . . . . . . . . . . . . .   Section 2.4
Expenses. . . . . . . . . . . . . . . . . . . . . . . . .   Section 8.1
Final Closing Balance Sheet . . . . . . . . . . . . . . .   Section 2.5.2 OR
                                                            Section 2.5.3
Final Post-Closing Merger Consideration Adjustment. . . .   Section 2.5.2 OR
                                                            Section 2.5.3
Hazardous Substances. . . . . . . . . . . . . . . . . . .   Section 4.7.4
Hazardous Waste . . . . . . . . . . . . . . . . . . . . .   Section 4.7.4
Independent Accountants . . . . . . . . . . . . . . . . .   Section 2.5.3
Intellectual Property Rights. . . . . . . . . . . . . . .   Section 4.7.7
Liability . . . . . . . . . . . . . . . . . . . . . . . .   Section 4.3.1(b)
Liens . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 3.3
Losses. . . . . . . . . . . . . . . . . . . . . . . . . .   Section 8.1
Merger. . . . . . . . . . . . . . . . . . . . . . . . . .   Section 1.1
Merger Sub. . . . . . . . . . . . . . . . . . . . . . . .   Page 1

                                                                 Where
                    Term                                        Defined
---------------------------------------------------------   ----------------
Net Closing Indebtedness. . . . . . . . . . . . . . . . .   Section 2.3(a)
Net Worth Differential. . . . . . . . . . . . . . . . . .   Section 2.3(c)
Northcoast/America. . . . . . . . . . . . . . . . . . . .   Section 6.2(n)
Northcoast/Kansas . . . . . . . . . . . . . . . . . . . .   Section 6.2(n)
Northcoast/Texas. . . . . . . . . . . . . . . . . . . . .   Section 6.2(n)
OGCL  . . . . . . . . . . . . . . . . . . . . . . . . . .   Page 1
Per-Share Merger Consideration. . . . . . . . . . . . . .   Section 2.2
Post-Closing Merger Consideration Adjustment. . . . . . .   Section 2.4
Preliminary Closing Balance Sheet . . . . . . . . . . . .   Section 2.5.1
Preliminary Post-Closing Merger Consideration Adjustment.   Section 2.5.1
Pre-Closing Inventory . . . . . . . . . . . . . . . . . .   Section 2.5.1
Pre-Closing Taxes . . . . . . . . . . . . . . . . . . . .   Section 7.13(a)
Product Liability Claim . . . . . . . . . . . . . . . . .   Section 4.4.3
SEC   . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 5.3
Shareholder AND Shareholders. . . . . . . . . . . . . . .   Page 1
Stock Purchase Agreement. . . . . . . . . . . . . . . . .   Section 6.2(n)
Surviving Corporation . . . . . . . . . . . . . . . . . .   Section 1.1
Tax Returns . . . . . . . . . . . . . . . . . . . . . . .   Section 4.3.4
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 4.3.4
1933 Act. . . . . . . . . . . . . . . . . . . . . . . . .   Section 3.7


                            AGREEMENT AND PLAN OF MERGER

       THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into on this 15th day of March, 1999, by and among NCI SALES AND LEASING, INC., an Ohio corporation (hereinafter referred to alternatively as the "Company" or the "Surviving Corporation"), MARK A. BAUMAN and PATRICK J. FLYNN (each, a "Shareholder"), NCI ACQUISITION CORP., an Ohio corporation (hereinafter referred to as "Merger Sub"), and CHART INDUSTRIES, INC., a Delaware corporation (hereinafter referred to as "Chart"). As used in this Agreement, the term "Shareholders" shall mean and include Mark A. Bauman individually, Patrick J. Flynn individually, and both of them collectively.

                                    WITNESSETH:

       WHEREAS, the authorized capital stock of the Company consists of 850 Common Shares, without par value, of which a total of 20 are issued and outstanding (as more particularly defined in Section 3.2 hereof, the "Company Shares"), and all 20 of such Company Shares are owned by the Shareholders;

       WHEREAS, the authorized capital stock of Merger Sub consists of 850 Common Shares, without par value, of which a total of 20 are issued and outstanding, and all 20 of the issued and outstanding shares of Merger Sub are owned by Chart;

       WHEREAS, the Board of Directors of each of the Company, of Merger Sub and of Chart deems it advisable and generally to its and its respective shareholders' welfare and advantage to merge Merger Sub with and into the Company under and pursuant to Section 1701.78 of the Ohio General Corporation Law (the "OGCL"), subject to and in accordance with the terms and conditions of this Agreement, and has approved this Agreement in accordance with the requirements of the OGCL;

       WHEREAS, the shareholders of each of the Company and of Merger Sub have approved and adopted this Agreement in accordance with the requirements of the OGCL; and

       WHEREAS, the parties intend that the merger of Merger Sub with and into the Company hereunder shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

       NOW, THEREFORE, in consideration of and in reliance upon the mutual covenants, agreements, representations and warranties set forth in this Agreement, the Company, Shareholders, Merger Sub and Chart hereby adopt the following plan of merger and agree as follows:

                                     ARTICLE 1

                                     THE MERGER

       1.1    THE MERGER.

              Effective at the Effective Time (as defined in Section 1.5), Merger Sub shall be merged with and into the Company (the "Merger"). The Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Surviving Corporation, to the extent permitted by applicable law, shall succeed to all of the business, properties, assets, and liabilities of Merger Sub and shall continue as the surviving corporation under the laws of the State of Ohio and with the name "NCI Sales and Leasing, Inc."

       1.2    ARTICLES OF INCORPORATION.

              The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall continue in effect following the Merger and shall be the Articles of Incorporation of the Surviving Corporation, subject to amendment from time to time after the Merger in accordance with the terms thereof and with applicable law.

       1.3    CODE OF REGULATIONS.

              The Code of Regulations of the Company as in effect immediately prior to the Effective Time shall continue in effect following the Merger and shall be the Code of Regulations of the Surviving Corporation, subject to amendment from time to time after the Merger in accordance with the terms thereof, the Articles of Incorporation of the Surviving Corporation, as amended, and applicable law.

       1.4    DIRECTORS AND OFFICERS.

              Each director and each officer of the Company holding office at the Effective Time shall at the Effective Time be removed from office, and the directors and the officers of Merger Sub holding office immediately prior to the Effective Time shall at the Effective Time become the directors and the officers, respectively, of the Company, and shall continue in office following the Merger until they shall have resigned or been removed or replaced in accordance with the Articles of Incorporation and the Code of Regulations of the Surviving Corporation, each as amended, or otherwise in accordance with applicable law.

       1.5    EFFECTIVE TIME; EFFECTIVE DATE.

              The Merger shall become effective at and as of the time at which an appropriate certificate of merger with respect to the Merger (the "Certificate of Merger") shall have been duly filed in the office of the Secretary of State of Ohio in accordance with Section 1701.81 of the OGCL (the "Effective Time"). The date on which the Effective Time occurs is herein referred to as the "Effective Date." At the Closing (as hereinafter defined), subject to the satisfaction of the conditions set forth in this Agreement, the Company and Merger Sub shall each execute and cause the Certificate of Merger to be so filed.

                                     ARTICLE 2

                          STATUS AND CONVERSION OF SHARES

       The terms of the Merger and the mode of carrying them into effect, and the manner and basis of converting the outstanding shares of the capital stock of the Company and of Merger Sub, shall be as follows:

       2.1    MERGER SUB SHARES.

              Each one (1) Common Share, without par value, of Merger Sub which is issued and outstanding immediately prior to the Effective Time shall at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof or any other person, be changed and converted into one (1) issued and outstanding Common Share, without par value, of the Company.

       2.2    COMPANY SHARES.

              Each one (1) Company Share which is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof or any other person, be canceled, extinguished and converted at the Effective Time into the right to receive from Chart, in accordance with the terms and conditions of this Agreement, that number of shares of Common Stock, $.01 par value, of Chart ("Chart Common Stock") that is determined by reference to the following formula (the "Per-Share Merger Consideration"):

  PSMC = ( ( $723,000 - Excess Debt - Working Capital Shortfall - NWD )
                        DIVIDED BY 20 ) DIVIDED BY CTI

       where: (a)    "PSMC" is the number of shares of Chart Common Stock
                     constituting the Per-Share Merger Consideration;

              (b) "EXCESS DEBT" means the amount, if any, by which the Net Closing Indebtedness (as defined below) exceeds $196,139.00;

              (c) "WORKING CAPITAL SHORTFALL" means the amount, if any, by which $29,930.00 exceeds the Closing Working Capital (as defined below);

              (d) "NWD" means the amount of the Net Worth Differential (as defined below); and

              (e) "CTI" equals $7.0875, which is the average of the closing prices of the Chart Common Stock on the New York Stock Exchange on each of the five (5) trading days beginning Friday, March 5, 1999, and ending Thursday, March 11, 1999.

The preceding sentence notwithstanding, Chart shall not be required to issue, and no holder of Company Shares shall be entitled to receive, any fractional share of Chart Common Stock by virtue of the Merger. If a holder of Company Shares would otherwise be entitled to receive a fractional interest in a share of Chart Common Stock by virtue of the Merger, in lieu thereof such holder shall be entitled to receive from Chart, as part of the Per-Share Merger Consideration payable to such holder in accordance with this Agreement, an amount in cash equal to the fair value of such fractional interest, at the rate per share equal to the value of a share of Chart Common Stock as determined in accordance with paragraph 2.2(d) above. Neither Chart nor the Surviving Corporation shall have any obligation to recognize the claim of any holder of Company Shares who was not the holder of record thereof as of the Effective Time. No interest shall accrue or be paid on the Per-Share Merger Consideration. No holder of Company Shares shall be entitled to receive any part of the Per-Share Merger Consideration in respect of his Company Shares unless and until all certificate representing the same shall have been delivered to Chart in accordance with Section 2.4 hereof and the Final Post-Closing Merger Consideration Adjustment shall have been finally determined in accordance with Section 2.5 hereof. If any certificate representing Company Shares is lost, stolen or destroyed, Chart shall determine the amount of the bond, if any, and the type of additional documents, information or assurances as shall be reasonably required to protect Chart from other claimants with respect to the Company Shares represented thereby in conformity with applicable law.

       2.3    CERTAIN DEFINITIONS.

              (a) "Net Closing Indebtedness" means an amount equal to (i) the sum of all of the Company's indebtedness for borrowed money (including obligations in respect of principal, accrued interest, and any applicable prepayment charges or premiums), MINUS (ii) the sum of all cash and cash equivalents held by the Company (not including checks or drafts issued but not yet cleared), all as reflected on the Final Closing Balance Sheet (as defined below). On the Closing Date, Shareholders will cause the Company to estimate in good faith the amount of the Net Closing Indebtedness in accordance with the preceding sentence, and will deliver to Chart a certificate signed by Shareholders and the Company's chief financial officer setting forth such estimate (the "Debt Certificate"), together with such supporting detail and lender confirmations as Chart may request.

              (b)    "Closing Working Capital" means the difference between
(i) the Company's current assets MINUS (ii) the Company's current liabilities, all as reflected on the Final Closing Balance Sheet; PROVIDED, HOWEVER, that for purposes of such calculation, the Company's current assets will not include any accounts or notes receivable from Northcoast/America, Northcoast/Texas or Northcoast/Kansas, and the Company's current liabilities will not include any accounts or notes payable to Northcoast/America, Northcoast/Texas or Northcoast/Kansas and will not include any indebtedness for borrowed money (including obligations in respect of principal, accrued interest, and any applicable prepayment charges or premiums) taken into account in determining Net Closing Indebtedness.

              (c)    "Net Worth Differential" means the difference between
(i) the net worth of the Company (I.E., all assets, net of depreciation and amortization, less all liabilities) as actually reflected on the Final Closing Balance Sheet, allowing for the variances from generally accepted accounting principles identified on Schedule 4.3.1(b) hereto, MINUS (ii) the net worth of the Company (I.E., all assets, net of depreciation and amortization, less all liabilities) as it would be reflected on the Final Closing Balance Sheet if the same were prepared without allowance for any of the variances from generally accepted accounting principles identified on
Schedule 4.3.1(b) hereto.

       2.4    ESTIMATED MERGER CONSIDERATION.

              Upon the surrender and delivery by each Shareholder to Chart at the Closing, or following the Closing at Chart's principal executive office in Mayfield Heights, Ohio, of all certificates representing the Company Shares held by such Shareholder, duly endorsed to Chart or in blank and otherwise in proper form for transfer to Chart, Chart shall cause to be issued in the name of such Shareholder, and dated as of the date of such surrender and delivery, a certificate for the number of shares of Chart Common Stock that would be issuable in respect of all of such Shareholder's Company Shares pursuant to Section 2.2 hereof if the Net Closing Indebtedness were exactly as set forth in the Debt Certificate and if the Working Capital Shortfall and the Net Worth Differential were both zero ($0) (as to each Shareholder, his "Estimated Merger Consideration"). Chart shall retain possession of each such certificate until the Final Post-Closing Merger Consideration Adjustment has been determined in accordance with Section 2.5. Pending such determination, the shares of Chart Common Stock represented by each certificate so issued and retained shall be issued and outstanding for all purposes and owned of record by the Shareholder in whose name such certificate is registered, and such Shareholder shall be entitled to exercise all voting and other consensual rights pertaining to the shares of Chart Common Stock represented thereby, and shall be entitled to receive all dividends and other distributions, if any, that shall be paid upon such shares from the date of issuance thereof to the date of delivery thereof to such Shareholder hereunder. If the number of shares of Chart Common Stock issuable to a Shareholder pursuant to Section 2.2, as finally determined in accordance with Section 2.5 hereof (as to each Shareholder, his "Definitive Merger Consideration"), is less than his Estimated Merger Consideration, then Chart shall cancel the certificate representing his Estimated Merger Consideration and shall issue in the name of such Shareholder and deliver to him a certificate representing his Definitive Merger Consideration in accordance with Section 2.5.4 (the "Post-Closing Merger Consideration Adjustment").

       2.5    ADJUSTMENT.

              2.5.1  CLOSING BALANCE SHEET PREPARATION.

              Promptly after the Closing, the Shareholders will prepare a balance sheet of the Company as of the Closing ("Preliminary Closing Balance Sheet"). The Preliminary Closing Balance Sheet will be prepared in accordance with generally accepted accounting principles and, to the extent permitted thereby, on a basis consistent with the past practices of the Company; PROVIDED, HOWEVER, that the preparation of the Closing Balance Sheet may vary from generally accepted accounting principles by not taking into account the accruals and adjustments identified as "GAAP Adjustments" on
Schedule 4.3.1(b) hereto. Seller caused the Company to conduct a physical inventory as of March 7, 1999 (the "Pre-Closing Inventory"), the results of which shall be accurately reflected in the Preliminary Closing Balance Sheet.
 Based on the Preliminary Closing Balance Sheet, Shareholders will prepare a written calculation of the Net Closing Indebtedness in accordance with the provisions of Section 2.3(a), a written calculation of the Closing Working Capital in accordance with the provisions of Section 2.3(b), and a written calculation of the Net Worth Differential in accordance with the provisions of Section 2.3(c), and based thereon, a calculation of the Post-Closing Merger Consideration Adjustment in accordance with the provisions of Section
2.4 (the "Preliminary Post-Closing Merger Consideration Adjustment").

              2.5.2  CLOSING BALANCE SHEET REVIEW.

              Not later than forty-five (45) days after the Closing Date, the Shareholders will deliver to Chart the Preliminary Closing Balance Sheet and the Shareholders' calculation of the Preliminary Post-Closing Merger Consideration Adjustment. All work papers, documents and records used or generated by the Shareholders and their accountants and other representatives in connection with the preparation of its Preliminary Closing Balance Sheet and the calculation of the Preliminary Post-Closing Merger Consideration Adjustment will be made available to Chart. Unless Chart gives the Shareholders a written objection by the thirtieth (30th) day after Chart's receipt of the Preliminary Closing Balance Sheet and the Preliminary Post-Closing Merger Consideration Adjustment, the Preliminary Closing Balance Sheet and the Preliminary Post-Closing Merger Consideration Adjustment will become final and binding on the parties and shall be deemed to be the "Final Closing Balance Sheet" and the "Final Post-Closing Merger Consideration Adjustment," respectively.

              2.5.3  CLOSING BALANCE SHEET DISPUTE.

              If Chart objects to the Preliminary Closing Balance Sheet or to the Preliminary Post-Closing Merger Consideration Adjustment and Chart and the Shareholders are able to resolve their dispute within fifteen (15) days after Chart's objection, the Preliminary Closing Balance Sheet and the Preliminary Post-Closing Merger Consideration Adjustment (each as adjusted to reflect such resolution) will become final and binding on the parties and shall be deemed to be the "Final Closing Balance Sheet" and the "Final Post-Closing Merger Consideration Adjustment," respectively. If Chart objects to the Preliminary Closing Balance

Sheet or to the Preliminary Post-Closing Merger Consideration Adjustment and Chart and the Shareholders are unable to resolve their dispute within fifteen
(15) days after Chart's objection, the dispute will be resolved in accordance with the terms of this Agreement by the firm of Arthur Andersen LLP (the "Independent Accountants"). The Independent Accountants will be instructed to perform their services as expeditiously as possible. The resolution of the Independent Accountants shall be presented in a "Final Closing Balance Sheet" with respect to the Company and a "Final Post-Closing Merger Consideration Adjustment" with respect to the Company, each prepared by the Independent Accountants, which shall be final and binding on the parties. The fees and expenses of the Independent Accountants for the resolution of any dispute shall be paid by Chart and Shareholders in inverse proportion to the respective amounts of the disputed matters which are resolved in their favor. For example, if:

       (a) Chart claims that the Final Post-Closing Merger Consideration Adjustment should be $100;

       (b) Shareholders claim that the Final Post-Closing Merger Consideration Adjustment should be $20; and

       (c) the Independent Accountants determine that the Final Post-Closing Merger Consideration Adjustment is $40;

then the fees and expenses of the Independent Accountants would be paid 25% by Shareholders (i.e., 20 DIVIDED BY 80), and 75% (i.e., 60 DIVIDED BY 80) by Chart.

              2.5.4  POST-CLOSING DELIVERY OF CHART COMMON STOCK.

              (a) If, after giving effect to the Final Post-Closing Merger Consideration Adjustment, a Shareholder's Definitive Merger Consideration equals his Estimated Merger Consideration, then Chart will deliver to such Shareholder, not more than seven (7) days after the Preliminary Post-Closing Merger Consideration Adjustment becomes the Final Post-Closing Merger Consideration Adjustment, the certificate representing his Estimated Merger Consideration, together with any stock power deposited by such Shareholder with Chart at the Closing for purposes of Section 2.5.4(b) hereof.

              (b) If, after giving effect to the Final Post-Closing Merger Consideration Adjustment, a Shareholder's Definitive Merger Consideration is less than his Estimated Merger Consideration, then Chart will cancel the certificate representing the Estimated Merger Consideration and, not more than seven (7) days after the Preliminary Post-Closing Merger Consideration Adjustment becomes the Final Post-Closing Merger Consideration Adjustment, will issue and deliver to such Shareholder a new certificate representing his Definitive Merger Consideration, which shall be dated as of the same date as the certificate representing his Estimated Merger Consideration.

                                   ARTICLE 3

       SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

       The Company and each Shareholder jointly and severally represent and warrant to Chart and to Merger Sub as follows:

       3.1    AUTHORITY AND CAPACITY.

              Each Shareholder possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement, including the authority and capacity to sell and transfer his Company Shares to Chart as provided by this Agreement. The Merger and this Agreement have been duly authorized, approved and adopted by the Board of Directors of the Company and by the shareholders of the Company in accordance with all applicable requirements of the OGCL (including Section 1701.78 thereof), the Articles of Incorporation of the Company, as amended, and the Code of Regulations of the Company, as amended.

       3.2    AUTHORIZED AND ISSUED STOCK.

              The total authorized capital stock of the Company consists of 850 shares, all of which are Common Shares, without par value. Of such authorized shares, a total of twenty (20) are issued and outstanding (each, a "Company Share," and collectively, the "Company Shares"). Ten (10) of the Company Shares are owned of record and beneficially by Mark A. Bauman exclusively, and ten (10) of the Company Shares are owned of record and beneficially by Patrick J. Flynn exclusively. All of the Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in compliance with (and since issuance, have not been transferred except in compliance with) all applicable federal and state securities laws and any preemptive rights, rights of first refusal, or similar rights of any person. There does not exist any right or security granted or issued by the Company, either Shareholder or any other person to cause the Company or either Shareholder to issue or sell any shares of capital stock of the Company to any person (including, without limitation, any stock option, warrant, convertible debt obligation, subscription for stock or securities convertible into stock of the Company, or any other similar right, security, instrument or agreement). Neither the Company nor any Shareholder is a party to, and none of the Company Shares is subject to, any close corporation agreement, voting trust agreement, buy-sell agreement, or other similar agreement relating in any way to the voting or the transfer of any Company Shares.

       3.3    TITLE TO SHARES.

              Each Shareholder owns all of the Company Shares that are issued and outstanding in his name free and clear of all liens, charges, covenants, conditions, adverse claims, demands, encumbrances, limitations, security interests or other title defects or restrictions of any kind (collectively, "Liens").

       3.4    EXECUTION AND DELIVERY; ENFORCEABILITY.

              This Agreement has been, and each other document, instrument or agreement to be executed and delivered by the Company and each Shareholder in connection herewith will upon such delivery be, duly executed and delivered by the Company and such Shareholder, and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of the Company and each Shareholder, respectively, enforceable in accordance with its terms.

       3.5    NONCONTRAVENTION.

              Neither the Company nor either Shareholder is required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by the Company or either Shareholder of this Agreement or any other document, instrument or agreement to be executed and delivered by the Company or by either Shareholder in connection herewith, and such execution, delivery and performance will not violate any statute, rule, regulation, ordinance, arbitration award, judgment, order or decree (each, a "Law") by which the Company or either Shareholder is bound or any agreement to which the Company or either Shareholder is a party. No consent, approval or authorization of any governmental authority or any other person is required to be obtained by the Company or either Shareholder in connection with the execution, delivery and performance by the Company or either Shareholder of this Agreement or any other document, instrument or agreement to be executed and delivered by the Company or either Shareholder in connection herewith.

       3.6    BROKERAGE.

              No person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of the Company or either Shareholder, to receive any commission, brokerage, finder's fee or other similar compensation in connection with the consummation of any of the transactions contemplated by this Agreement.

       3.7    INVESTMENT INTENT; RESTRICTED SECURITIES.

              Each Shareholder is acquiring the shares of Chart Common Stock issuable to him in the Merger solely for his own account, for investment purposes only, and not with a view to, or with any present intention of, any resale or distribution of such shares. Each Shareholder understands and acknowledges that none of the shares of Chart Common Stock issuable to him in the Merger will be registered under the federal Securities Act of 1933, as amended (the "1933 Act"), or qualified under the securities laws of any state, in reliance upon specific exemptions thereunder for transactions not involving any public offering; that all of such shares will constitute "restricted securities" as defined in Rule 144 under the 1933 Act; and that, as a result, all of such shares will generally be non-transferable for a period of one year after the Closing. Each Shareholder understands and acknowledges that: (i) such shares may not be transferred unless they become registered under the 1933 Act, or unless it is established to Chart's satisfaction that an exemption from such registration is available;

(ii) Chart will have no obligation to provide any such registration under the 1933 Act or to take such steps as are necessary to permit sale of any such shares without such registration pursuant to Rule 144 or otherwise; (iii) all certificates representing such shares will bear an appropriate legend concerning the foregoing restrictions on transfer; and (iv) Chart's stock transfer agent and registrar will be advised of the foregoing restrictions on transfer and will be instructed to notify Chart of any attempted transfer of such shares in violation of such restrictions. Each Shareholder acknowledges that he has received the Chart SEC Documents (as defined below), and has been given the opportunity to ask questions of and receive answers from Chart's officers concerning Chart, its business and the risks associated with an investment in the Chart Common Stock, and the terms and conditions of this Agreement. All such questions have been answered to each Shareholder's satisfaction, and each Shareholder has been supplied with all additional information and documents requested and deemed necessary by him to make an informed investment decision with respect to the Chart Common Stock being acquired by him pursuant to this Agreement. Each Shareholder, either by reason of his net worth, his income, or both, is an "accredited investor" as defined in Rule 501(a) of Regulation D under the 1933 Act, or, either alone or with a purchaser representative, has extensive knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of investing in and holding the Chart Common Stock, and has the ability to bear the economic risks of his investment in the Chart Common Stock.

                                      ARTICLE 4

         SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

              The Company and Shareholders jointly and severally represent and warrant to Chart and to Merger Sub as follows.

       4.1    ORGANIZATION.

              4.1.1  ORGANIZATION AND POWER.

              The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Company has full corporate power to own, lease and operate its assets and carry on its business as and where such assets are now owned or leased and as such business is presently being conducted.

              4.1.2  QUALIFICATION.

              Schedule 4.1.2 lists each state or foreign country in which the Company (i) owns or leases real property, (ii) has employees or sales agents, or (iii) maintains inventory. The Company is qualified to do business as a foreign corporation in each of the states and foreign countries listed in
Schedule 4.1.2. The Company is not required to be qualified to do business in any other state or foreign country where the failure to be so qualified would have a material adverse effect on the Company.

              4.1.3  OTHER VENTURES.

              The Company does not have any ownership interest in any other business entity, is not a member of any partnership, joint venture or limited liability company, and has never operated as a subsidiary or division of any other corporation or other business entity.

              4.1.4  {Intentionally omitted.}

       4.2    AGREEMENTS.

              4.2.1  {Intentionally omitted.}

              4.2.2  {Intentionally omitted.}

              4.2.3  CONSENTS.

              Except as set forth on Schedule 4.2.3, no approval or consent of, or filing with, any person, entity or governmental authority is required to be obtained by the Company in connection with the transactions contemplated hereby or the execution, delivery or performance by the Company or Shareholders of this Agreement or any other agreement or document delivered or to be delivered by or on behalf of Shareholders or the Company.

              4.2.4  NO CONFLICTS.

              Except as set forth on Schedule 4.2.4, no action taken by or on behalf of Shareholders or the Company in connection herewith, including but not limited to the execution, delivery and performance of this Agreement by Shareholders and the Company and each other agreement and document to be delivered by Shareholders or the Company in connection herewith, (i) gives rise to a right of termination or acceleration or the loss or impairment of any material right or benefit under any Contract by which the Company or any of its assets is bound, (ii) disrupts or impairs any business relationship which the Company has with any dealer, distributor, sales representative, supplier or customer, (iii) conflicts with or violates any law, the Company's Articles of Incorporation, the Company's Code of Regulations, any Contract by which the Company or a Shareholder is bound, or any order, arbitration award, judgment, decree or other similar restriction to which the Company or a Shareholder is subject, or (iv) constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

       4.3    FINANCIAL.

              4.3.1  FINANCIAL RECORDS.

              (a) Schedule 4.3.1(a) consists of (i) the balance sheets of the Company as of December 31, 1997, 1996 and 1995 and the related statements of income and retained earnings for the twelve-month periods then ended, and
(ii) the balance sheet of the Company as of

November 30, 1998, and the related income statement for the 11-month period then ended, and (iii) the balance sheet of the Company as of January 31, 1999 (the "Acquisition Balance Sheet"), all as prepared by the Company.

              (b) Except as expressly disclosed in Schedule 4.3.1(b), all such financial statements were prepared from the Company's books of account in accordance with generally accepted accounting principles, consistently applied, are accurate and complete, and present fairly the financial position and results of operations of the Company at the dates and for the periods indicated, except, in the case of the Acquisition Balance Sheet and related income statement, for customary year-end adjustments of a normal recurring type which would not be material in the aggregate and the absence of footnotes. The books of account of the Company accurately reflect all items of income and expense (including, but not limited to, accruals) and all assets and Liabilities of the Company in accordance with normal accrual accounting practices, subject to customary year-end adjustments of a normal, recurring type which would not be material in the aggregate.

              As used in this Agreement, the term "Liability" means and includes any responsibility, obligation, duty, commitment, claim or liability, whether known or unknown, accrued, absolute, contingent or otherwise.

              4.3.2  LIABILITIES.

              The Company has no Liabilities except (i) to the extent provided for or reserved against on the Acquisition Balance Sheet, (ii) current Liabilities which have arisen in the ordinary course of business consistent with past practice since the date of the Acquisition Balance Sheet (all of which have been recorded on the Company's books), or (iii) as listed on Schedule 4.3.2. Since the date of the Acquisition Balance Sheet, there has not been any incurrence (whether discharged or not) of any Liability by the Company other than current Liabilities incurred in the ordinary course of business consistent with past practice.

              4.3.3  NO CHANGES.

              Since the date of the Acquisition Balance Sheet, the Company has been operated only in the ordinary course, consistent with past practice.
 Since that date, there has not been any adverse change, or event or circumstance which might reasonably be expected to result in an adverse change, in the Company's assets, Liabilities, operating performance, business relationships or prospects. Since the date of the Acquisition Balance Sheet, there has been no change in any accounting policy or practice of the Company, including practices with respect to the payment of accounts payable or the collection of accounts receivable. Since the date of the Acquisition Balance Sheet, the Company has not paid any dividend (whether in cash or in property) or engaged in any transaction that has resulted in any shareholder of the Company, any relative of a shareholder of the Company, or any entity affiliated with any such shareholder or relative receiving any direct or indirect economic benefit, other than payments of normal wages, salaries or rents, and reimbursement of deductible business expenses actually incurred in the ordinary course of business.

              4.3.4  TAXES.

              All tax returns, reports and declarations (collectively, "Tax Returns") required by any governmental authority to be filed in connection with the properties, business, income, expenses, net worth or franchises of the Company have been timely filed, and all such Tax Returns are correct and complete. Shareholders have delivered to Chart copies of each of the Company's most recent federal, state and local Tax Returns. All governmental taxes, charges or assessments and related deficiencies, interest and penalties (collectively, "Taxes") due in connection with the properties, business, income, expenses, net worth or franchises of the Company have been paid. There are no Tax claims, audits or proceedings pending in connection with the properties, business, income, expenses, net worth or franchises of the Company, and, to the best knowledge of Shareholders and the Company, there are no such threatened claims, audits or proceedings.

       4.4    LEGAL.

              4.4.1  COMPLIANCE WITH LAWS.

              The Company is not in violation of (i) any outstanding arbitration award, judgment, order or decree, or (ii) any law, regulation or ordinance (each, a "law"), including any law relating to discrimination, employment practices, protection of the environment, occupational health or safety, working conditions, payroll withholding, pensions, zoning, or Taxes. Except as disclosed on Schedule 4.4.1, there have been no allegations of or inquiries concerning any violations of any law by the Company within the past three years. Neither Shareholders nor the Company have received any notice or allegation from any governmental authority of any jurisdiction to the effect that the Company is or might be required to acquire or modify any asset or change any aspect of its business operations in order to comply with any applicable law. Except as listed on Schedule 4.4.1, no permits, licenses, approvals or authorizations of any governmental authority are required to conduct the Company's business. All such permits, licenses, approvals and authorizations have been legally obtained and maintained by the Company and are in full force and effect. No proceeding is pending to revoke or limit any of them or otherwise to impose any conditions or obligations on the possession or transfer of any of them. In addition, there is no state of facts or event which could reasonably be expected to form the basis for any revocation or limitation of them or other imposition of conditions or obligations on the possession or transfer of any of them. In the past three years, there have been no claims, notices, orders or directives issued by any governmental authority with respect to the business of the Company or any of the Company's assets. The Company is not required to make, and has no reasonable expectation that it will be required to make in order to operate its business after the Closing, any expenditures to achieve or maintain compliance with any law, except in amounts similar to those reflected in the financial statements contained on Schedule 4.3.1.

              4.4.2  PRODUCT AND SERVICE WARRANTIES.

              Except as set forth on Schedule 4.4.2, there have been no product warranty or service warranty claims made by customers of the Company in the past three years and there are no product warranties or service warranties outstanding or currently being offered to customers of the Company.

              4.4.3  PRODUCT LIABILITY.

              Except as set forth on Schedule 4.4.3, no claims alleging bodily injury or property damage as a result of any defect in the design or manufacture of any product or the breach of any duty to warn, test, inspect or instruct of dangers therein (each a "Product Liability Claim"), have been made or threatened against the Company within the past three years. There are no defects in the design or manufacture of products manufactured or sold by the Company which defects could result in a Product Liability Claim, and there has not been any failure by the Company to warn, test, inspect or instruct of dangers which could form the basis for a product recall or any Product Liability Claim against the Company.

              4.4.4  LITIGATION.

              Except as set forth on Schedule 4.4.4, no claim, litigation, investigation or proceeding is pending or, to the knowledge of Shareholders and the Company, threatened against the Company or involving the Company has been concluded in the past three years, and there is no state of facts or event which could reasonably be expected to form the basis for such a claim, litigation, investigation or proceeding. No arbitration award, judgment, order, decree or similar restriction is outstanding against or relating to the Company or its assets, business or products.

       4.5    BUSINESS.

              4.5.1  EMPLOYMENT.

              The Company employs a total of not more than five (5) employees. The Company does not use any leased or temporary employees.
Schedule 4.5.1 lists the names, current annual compensation rates and other compensation arrangements of all of the Company's employees whose compensation paid or accrued during 1998 exceeded $50,000.00 on an annualized basis. The Company has paid in full to all employees, or made appropriate accruals for on its books of account, all wages, commissions, bonuses and other direct compensation for all services performed by its employees. The Company has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom, and the Company has paid the same when due to the proper governmental authorities. Except as set forth on Schedule 4.5.1, during the past three years there have been no controversies, grievances or claims by any of the employees, former employees or beneficiaries of any employees of the Company with respect to their employment or employment benefits, including but not limited to any discrimination claims, sexual harassment claims or workers' compensation claims. There is no union representation of any of the Company's employees and, to the knowledge of Shareholders and the Company, there has never been any attempt by a labor organization to organize the Company's employees into a collective bargaining unit. Since the date of the Acquisition Balance Sheet, there has not been any general increase made or promised in the level or rate of salaries or other compensation of any of the Company's employees.

              4.5.2  EMPLOYMENT TERMINATION.

              Except as set forth on Schedule 4.5.2, upon the termination of employment of any of the Company's employees, the Company will not by reason of anything done prior to or at the Closing be liable to any of its employees for so-called "severance pay" or any other payments. To the knowledge of Shareholders and the Company, none of the employees of the Company intends to resign or seek other employment as a result of the transactions contemplated hereby or otherwise.

              4.5.3  CONTRACTS.

              As used in this Agreement, the term "Contracts" means and includes all agreements, contracts, leases, licenses, purchase or sales orders, commitments, promises and similar arrangements evidencing or creating any obligation, whether written or oral. Schedule 4.5.3 contains a complete and accurate list of:

              (a) all Contracts to which the Company is a party or by which it is bound, involving amounts in excess of $50,000.00 or which are cancelable by the Company only after giving at least 30 days' notice;

              (b) all loan, financing, security, credit or other Contracts evidencing or relating to indebtedness, guarantees or Liens;

              (c) all Contracts with distributors, dealers or sales representatives;

              (d) all management, employment, consulting, or agency Contracts and all collective bargaining Contracts;

              (e)    all Contracts providing employee benefits;

              (f) all Contracts which contain an obligation of confidentiality with respect to information furnished by the Company to a third party or received by the Company from a third party;

              (g) all Contracts containing covenants limiting the freedom of the Company to compete in any line of business or with any person or in any geographic area or market;

              (h) all Contracts relating to patents, trademarks, trade names or copyrights or applications for any of the foregoing, inventions, trade secrets or other proprietary information;

              (i) all Contracts relating to the past or present disposal of waste;

              (j) all Contracts pursuant to which the Company leases or subleases any real property, or any interest therein, from or to any person;

              (k) all Contracts pursuant to which the Company leases or subleases any personal property, or any interest therein, from or to any person;

              (l) all Contracts with any shareholder, officer, director, consultant or employee of the Company, or any relative of any of the foregoing, or any corporation, partnership, limited liability company or other entity directly or indirectly owned or controlled by a Shareholder, or one or more of his relatives; and

              (m) all other Contracts entered into other than in the ordinary course of business consistent with past practice, including but not limited to Contracts (i) with suppliers for the purchase of goods or services in excess of normal requirements or at prices in excess of the current market price, (ii) for the sale by the Company of goods or services at prices not reasonably calculated to produce gross profit margins consistent with those achieved by the Company during its three prior fiscal years, or (iii) which contain terms or conditions which the Company cannot reasonably expect to fulfill in their entirety.

Shareholders have delivered to Chart accurate and complete copies of each such written Contract, and an accurate and complete written description of each such oral Contract, in each case with all modifications and amendments thereto. Since the date of the last year-end balance sheet included in the financial statements on Schedule 4.3.1, there has been no modification or termination of any Contract under circumstances which might have an adverse effect on the Company.

              4.5.4  COMPLIANCE WITH CONTRACTS.

              With respect to each Contract which is required to be disclosed on any Schedule to this Agreement, (i) the Company is not in default under or in violation thereof, and (ii) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation. There have been no discussions or correspondence concerning the breach by the Company of, or the termination of, any of such Contracts. To the knowledge of Shareholders and the Company, there is no default under or violation of any such Contract by any other party thereto.

              4.5.5  INSURANCE.

              Schedule 4.5.5 lists all insurance policies maintained by the Company and identifies for each such policy the following information: underwriter, policy number, coverage type, premium, expiration date, coverage amount and deductible. All such policies are in full force and effect, and all premiums have been paid. The Company is not, and has not been at any time, subject to Liability as a self-insurer. Schedule 4.5.5 also sets forth a description of all claims pending under such insurance policies.

              4.5.6  CUSTOMERS AND SUPPLIERS.

              No customer or supplier which has accounted for more than two percent (2%) of the Company's sales or purchases in the past year and no other customer or supplier material to the Company's business (including any supplier which is the Company's sole source of supply of any product or service) has terminated, or threatened to terminate, its relationship with the Company or has during the past year decreased or delayed materially, or threatened to decrease or delay materially, its purchases from the Company or its sale of services or supplies to the Company, and there is no state of facts or event which could reasonably be expected to form the basis for such a decrease or delay. To the knowledge of Shareholders and the Company, the transactions contemplated by this Agreement will not adversely affect the relationship of the Company with any customer or supplier. The Company is not required, in the ordinary course of business, to provide any bonding or any other financial security arrangements in connection with transactions with any supplier.

              4.5.7  PURCHASES AND SALES.

              Since the date of the most recent year-end balance sheet included in the financial statements on Schedule 4.3.1, the Company has not made any purchase commitments in excess of its normal business requirements and there has not been any reduction in the aggregate dollar volume of the Company's backlog of sales orders.

              4.5.8  PREPAYMENTS AND DEPOSITS.

              Except as disclosed on Schedule 4.5.8, the Company has not received any prepayments or deposits from customers for products to be shipped, or for services to be performed, after the Closing.

              4.5.9  CAPITAL PROJECTS.

              Schedule 4.5.9 contains a description of all capital projects committed for or authorized by the Company involving the expenditure of $10,000.00 or more. Except as disclosed on Schedule 4.5.9, the estimated aggregate cost of completing all capital projects does not exceed $50,000.00.

       4.6    EMPLOYEE BENEFITS.

              Except as otherwise set forth on Schedule 4.6, the Company does not maintain and is not required to contribute to any employee benefit plan, welfare benefit plan or pension plan. Shareholders have delivered to Chart accurate and complete copies of each such written plan, and an accurate and complete written description of each such oral plan, in each case with all modifications and amendments thereto. Each employee benefit plan, welfare benefit plan or pension plan maintained by the Company has been operated in accordance with its terms and all applicable laws. The Company has not engaged in any prohibited transaction with respect to any employee benefit plan which it maintains or to which it contributes. The Company has the right to amend or terminate, without the consent of any other person or entity, any employee benefit plan which it maintains, except as otherwise prohibited by law. No welfare benefit plan maintained by the Company is funded by a trust or fails to satisfy any applicable requirement for tax-favored treatment. There are no unfunded benefit liabilities or accumulated funding deficiencies under any pension plan maintained by the Company. The Company is not required, nor has it ever been required, to contribute to or with respect to any multiemployer plan.

       4.7    ASSETS.

              4.7.1  TITLE.

              Except as set forth on Schedule 4.7.1, the Company owns, with good title, and in every case free and clear of all Liens, all of the properties and assets which it purports to own (whether real, personal or mixed, and whether tangible or intangible), including all properties and assets reflected on the Acquisition Balance Sheet (other than assets disposed of in the ordinary course of business since the date of the Acquisition Balance Sheet).

              4.7.2  RECEIVABLES.

              All of the Company's accounts receivable represent valid obligations arising from sales actually made or services actually performed. None of the Company's accounts receivable is subject to any set-off or counterclaim, and, to the knowledge of Shareholders and the Company, all of the Company's accounts receivable are collectible to the extent included on the Final Closing Balance Sheet. Schedule 4.7.2 sets forth a 30/60/90 day aging summary of the Company's accounts receivable as of January 31, 1999. Shareholders have delivered to Chart the Company's complete aging schedule of accounts receivables as of such date.

              4.7.3  INVENTORIES.

              All inventory has been valued on the Acquisition Balance Sheet and on the Company's records and books of account at the lower of cost (determined on a first-in, first-out basis) or market value on a basis consistent with that reflected in the annual financial statements included on
Schedule 4.3.1. Obsolete inventory and inventory of below-standard quality has been written down to amounts not in excess of net realizable value. All of the Company's finished goods inventories are currently salable in the ordinary course of business consistent with past practice at gross profit margins consistent with the levels reflected in the annual financial statements included on Schedule 4.3.1. All of the Company's work-in-process, raw materials and supplies inventories can be used or consumed in the usual and ordinary course of business as now conducted and are not in amounts in excess of normal requirements. The Pre-Closing Inventory was conducted in accordance with the Company's past practices and will be accurately reflected in the Preliminary Closing Balance Sheet. The Company's actual inventories as of the Closing will be the same as reflected in the Pre-Closing Inventory except for sales or purchases of inventory in the ordinary course of business during the period from March 7, 1999, to the Closing.

              4.7.4  ENVIRONMENTAL MATTERS.

              The Company has not generated, used, treated, released, stored or disposed of any Hazardous Substances or any Hazardous Waste (as such terms are hereinafter defined) in a manner that has caused or could cause the Company or Chart to incur any Liability under any applicable laws. The Company has complied in all respects with all federal, state and local environmental laws, rules and regulations applicable to the Company and its operations. To the knowledge of Shareholders and the Company, there are no underground storage tanks located on (nor, to the knowledge of Shareholders and the Company, have any underground storage tanks been removed from) any real property currently owned or leased by the Company or formerly owned or leased by the Company. For purposes of this Agreement, the term "Hazardous Substances" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the regulations thereunder, or as defined by any similar law of any jurisdiction where the Company has conducted business or has generated, used, treated, released, stored or disposed of any Hazardous Substances, and also shall include petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls. For purposes of this Agreement, the term "Hazardous Waste" shall have the meaning set forth in the Resource Conversation and Recovery Act, as amended, and the regulations thereunder, or as defined by any similar law of any jurisdiction where the Company has conducted business or has generated, used, treated, released, stored or disposed of any Hazardous Waste. To the knowledge of Shareholders and the Company, there has not been any release of Hazardous Substances or Hazardous Waste at or from any properties adjacent to any current or former facilities of the Company. To the knowledge of Shareholders and the Company, there are no materials containing asbestos or urea formaldehyde incorporated into the building or interior improvements that are part of the Company's owned or leased facilities, and there is no equipment or fixture containing any polychlorinated biphenyls located at any of the Company's owned or leased facilities.

              4.7.5  CONDITION.

              All of the Company's tangible assets, and all of the tangible assets leased by the Company, are in good operating condition, normal wear and tear excepted, neither require nor are reasonably expected to require any special or extraordinary expenditures to remain in such condition beyond maintenance and repairs necessary in the ordinary course of business, and are capable of being used for their intended purpose in the ordinary course of business consistent with past practice.

              4.7.6  LOCATION.

              All of the Company's assets are located at the address or addresses set forth on Schedule 4.7.6.

              4.7.7  INTELLECTUAL PROPERTY.

              Schedule 4.7.7 lists all Intellectual Property Rights (as defined below) owned by the Company or in which (as noted on such Schedule) the Company has any rights or licenses.

To the knowledge of Shareholders and the Company, there has not been any infringement or alleged infringement by others of any such Intellectual Property Rights. Except as set forth on Schedule 4.7.7, the Company is not a party to any Contract, whether as licensor, licensee, franchisor, franchisee, dealer, distributor or otherwise, with respect to any Intellectual Property Rights. The Company has the right to use all Intellectual Property Rights as are necessary to enable the Company to conduct, and to continue to conduct after the Closing, all phases of its business in the manner presently conducted by the Company, and that use has not conflicted with, infringed upon or otherwise violated any rights of any person or entity. The Intellectual Property Rights listed on Schedule 4.7.7 are valid and in full force and effect and are not subject to any Taxes, maintenance fees, or actions falling due within the next three months. Except as set forth on
Schedule 4.7.7, there have been no interference actions or other judicial, arbitration or other adversary proceedings concerning the Intellectual Property Rights listed on Schedule 4.7.7. The Company has not infringed any intellectual property right or other right of any other person or entity. To the knowledge of Shareholders and the Company, none of the Intellectual Property Rights has been used, divulged or appropriated for the benefit of any past or present employees of the Company or any other person or entity, or to the detriment of the Company. The Company has not disposed of or permitted to lapse, or otherwise failed to preserve the Company's right to use, any rights referenced in this Section 4.7.7.

              "Intellectual Property Rights" means and includes all intellectual property, including trade names, trademarks and service marks and all registrations and applications therefor, together with the goodwill of the business symbolized or represented by the foregoing, mask works, works of authorship and all copyrights related thereto and all registrations and applications therefor, inventions, discoveries, designs, industrial models and all patent rights relating thereto and all applications therefor and all reissues, divisions, continuations and extensions thereof, know-how, trade secrets, processes, technology, discoveries, formulae and procedures.

              4.7.8  EXTENT.

              The Company owns, or has a valid and subsisting interest as a lessee or licensee in, and in any case has the right to hold and to use, all assets (whether real, personal or mixed, and whether tangible or intangible) which have been used to conduct its business in the ordinary course as such business is presently being conducted. Since the date of the most recent fiscal year-end balance sheet included on Schedule 4.3.1, there has not been any damage to or disposition (except for the sale of inventory in the ordinary course of business consistent with past practice) or loss of (whether or not covered by insurance) any asset of the Company. Over the period covered by the financial statements included on Schedule 4.3.1, no aspect of the business of the Company was conducted by any affiliate of the Company or any affiliate of a Shareholder or any former shareholder of the Company.

       4.8    REAL PROPERTY.

              Complete and accurate legal descriptions of all real property owned or leased by the Company are set forth on Schedule 4.8. There is no state of facts or event which could reasonably be expected to form the basis for any condemnation proceedings which could effect such real property or any future improvements by any public authority, any part of the cost of which could be assessed against such real property. In the past three years, the Company has not experienced any interruption in the delivery of adequate utilities required in the operation of its business. The roof and foundation of the real property owned or leased by the Company are watertight and free of leaks, seepages and moisture.

       4.9    ADDITIONAL MATTERS.

              4.9.1  CONFLICTS OF INTEREST.

              Except as set forth on Schedule 4.9.1, no shareholder, director or employee of the Company, nor any relative of any shareholder, director or employee of the Company, nor any affiliate of any of the foregoing, (i) owns, directly or indirectly, any interest in, or is an employee or agent of, any entity which is a competitor, lessor, lessee, customer or supplier of the Company, (ii) owns, directly or indirectly, any interest in any tangible or intangible property, asset or right which the Company uses in its business,
(iii) has any cause of action or claim against, owes any amount to, or is owed any amount by the Company other than salary and reimbursement of deductible business expenses in the ordinary course of business, or (iv) is a party to any Contract with the Company.

              4.9.2  FULL DISCLOSURE.

              No representation or warranty by Shareholders or the Company in this Agreement, and no statement contained in any Schedule to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the knowledge of Shareholders and the Company, there is no event or circumstance which Shareholders or the Company have not disclosed to Chart in writing which adversely affects or could reasonably be expected to adversely affect the business, prospects, or condition (financial or otherwise) of the Company or the ability of the Company or Shareholders to perform this Agreement.

                                  ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF CHART AND MERGER SUB

              Chart and Merger Sub jointly and severally represent and warrant to Shareholders and the Company as follows:

       5.1    ORGANIZATION AND POWER.

              Chart is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each of Chart and Merger Sub has full corporate power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

       5.2    AGREEMENTS.

              5.2.1  ENFORCEABILITY.

              All requisite corporate action to approve, execute, deliver and perform this Agreement and each other agreement and document delivered or to be delivered by Chart or Merger Sub in connection herewith has been taken by Chart and Merger Sub, respectively. This Agreement and every other agreement and document delivered or to be delivered by Chart or Merger Sub in connection herewith has been, or upon delivery will be, duly executed and delivered by Chart and Merger Sub, respectively, and constitutes a binding obligation of Chart and Merger Sub, respectively, enforceable in accordance with its terms.

              5.2.2  CONSENTS.

              No approval or consent of, or filing with, any person, entity or governmental authority is required in connection with the transactions contemplated hereby or the execution, delivery or performance by Chart or Merger Sub of this Agreement or any other agreement or document delivered or to be delivered by or on behalf of Chart or Merger Sub in connection herewith, except for filings required to be made by Chart or its affiliates under the Securities Exchange Act of 1934, as amended, and the regulations thereunder.

              5.2.3  NO CONFLICTS.

              No action taken by or on behalf of Chart or Merger Sub in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement and each other agreement and document delivered or to be delivered by it in connection herewith, (i) conflicts with or violates any law, Chart's Certificate of Incorporation and By-Laws, each as amended, Merger Sub's Articles of Incorporation or Code of Regulations, each as amended, or any Contract by which Chart or Merger Sub is bound, or
(ii) constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

       5.3    SEC DOCUMENTS; ABSENCE OF CERTAIN CHANGES.

              Chart has delivered to Shareholders complete and accurate copies of Chart's (i) Annual Report to Stockholders for the fiscal year ended December 31, 1997, (ii) Annual Reports on Form 10-K as filed with the United States Securities and Exchange Commission (the "SEC") with respect to the fiscal years ended December 31, 1997 and 1998, (iii) Proxy Statement dated March 31, 1998, with respect to Chart's 1998 annual meeting of stockholders,

(iv) Quarterly Reports on Form 10-Q as filed with the SEC with respect to the quarters ended March 31, June 30 and September 30, 1998, and (v) Current Reports on Form 8-K dated February 16, 1999, April 27, 1998, March 30, 1998, and March 27, 1998 (collectively, the "Chart SEC Documents"). The Chart SEC Documents were true and complete in all material respects as at their respective dates, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. Since the filing of its Quarterly Report on Form 10-Q with respect to the quarter ended September 30, 1998, there has not been any material adverse change in Chart's business condition (financial or otherwise), results of operations or liabilities not reflected in the Chart SEC Documents.

       5.4    CHART COMMON STOCK.

              Each share of Chart Common Stock issuable to Shareholders by virtue of the Merger pursuant to Section 2.2 hereof shall upon issuance thereof, and against delivery to Chart of the Company Shares in accordance with the terms hereof, be duly authorized, validly issued, fully paid and nonassessable.

                                   ARTICLE 6

                          CLOSING; CLOSING CONDITIONS

       6.1    CLOSING.

              The consummation of the purchase and sale of the Shares and the other transactions contemplated hereby (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement on the date hereof, or on such other date as Chart and the Company may agree in writing, and in any event simultaneously with the filing of the Certificate of Merger pursuant to Section 1.5, at the offices of Calfee, Halter & Griswold LLP at 800 Superior Avenue, Suite 1400, Cleveland, Ohio 44114, or at such other place as Chart and the Company may agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date." The transfers and deliveries described in this Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, notwithstanding any other provision of this Agreement, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in this Article 6 shall also have occurred or have been waived. Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of the commencement of business of the Company on the Closing Date.

       6.2    CONDITIONS TO CHART'S AND MERGER SUB'S OBLIGATION.

              The obligation of Chart and of Merger Sub to perform this Agreement is subject to satisfaction of the following conditions at or before the Closing:

              (a) AGREEMENTS PERFORMED. Shareholders and the Company shall have performed all of the obligations under this Agreement to be performed by them at or before the Closing;

              (b) REPRESENTATIONS AND WARRANTIES ACCURATE. The representations and warranties of Shareholders and the Company contained herein shall continue to be accurate in all material respects just as if made at and as of the Closing;

              (c) CERTIFICATE OF SHAREHOLDERS AND COMPANY. Chart and Merger Sub shall have received a certificate from Shareholders and the Company certifying as to the fulfillment of the conditions set forth in Sections 6.2(a) and 6.2(b), signed by Shareholders and the Company by its chief executive officer;

              (d) FILINGS. All applicable governmental filings necessary to consummate the Merger in accordance with the OGCL and any other applicable laws, including the filing of the Certificate of Merger with the Secretary of State of Ohio, shall have been duly executed and made.

              (e) GOOD STANDING. Chart and Merger Sub shall have received a certificate as to the Company's good standing, dated no more than 10 days prior to the Closing Date, from the secretary of state of Ohio and of each other state in which the Company is qualified to do business as a foreign corporation;

              (f) NO CHANGE. There shall not have occurred any material adverse change, or any event, fact or circumstance which might reasonably be expected to result in a material adverse change, in the financial condition, results of operations, assets, business or prospects of the Company;

              (g) LEGAL ACTION. There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks to or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transaction contemplated by this Agreement;

              (h) MINUTE AND STOCK RECORD BOOKS. Shareholders and the Company shall have delivered to Chart and Merger Sub the complete originals of all existing corporate minute books and stock record books of the Company;

              (i) SHARE CERTIFICATES. Shareholders shall have delivered to Chart all certificates evidencing or representing all of the Company Shares, in each case duly endorsed for transfer to Chart or in blank, or accompanied by a stock power duly endorsed to Chart or in blank, and otherwise in proper form for transfer to Chart, free and clear of all Liens;

              (j) CONSENTS. Chart and Merger Sub shall have received all consents, approvals, permits, licenses and registrations of all persons, entities, and governmental authorities necessary for Chart, Merger Sub, Shareholders and the Company to execute, deliver and perform this Agreement and for the Company to continue operate its business as heretofore conducted;

              (k) STOCK POWERS. Each Shareholder shall have delivered to Chart a stock power, duly executed by such Shareholder in blank, with respect to the certificate representing his Estimated Merger Consideration, to be held by Chart with such certificate for purposes of Section 2.5.4(b) hereof or returned to such Shareholder pursuant to Section 2.5.4(a) hereof;

              (l) RELEASE OF GUARANTY. The Company shall have received an unconditional release of its obligations under that certain Commercial Guaranty, dated September 3, 1998, by the Company in favor of Heller Financial, Inc., and evidence of such release shall have been given to Chart;

              (m)    {Intentionally omitted.}

              (n) OTHER CLOSINGS. The "Closing," as defined in that certain Asset Purchase Agreement, dated as of the date of this Agreement (the "Asset Purchase Agreement"), by and among Northcoast Acquisition Corp., an Ohio corporation ("Northcoast Acquisition"), Northcoast of Texas Cryogenics, Inc. ("Northcoast/Texas"), Northcoast of Kansas Cryogenics, Inc. ("Northcoast/Kansas"), and Shareholders with respect to substantially all of the assets of Northcoast/Texas and Northcoast/Kansas, shall have occurred; and the "Closing," as defined in that certain Stock Purchase Agreement, dated as of the date of this Agreement (the "Stock Purchase Agreement"), by and between Northcoast Acquisition and Mark A. Bauman with respect to all of the outstanding capital stock of Northcoast of America Cryogenic Inc., an Ohio corporation ("Northcoast/America"), shall have occurred;

              (o) AFFILIATE RECEIVABLES. All accounts receivable of and notes payable to the Company from Shareholders or from any entity directly or indirectly controlled by a Shareholder (other than Northcoast/Texas, Northcoast/Kansas, or Northcoast/America) shall have been repaid to the Company in full, and Shareholders shall have delivered evidence of such repayment to Chart and Merger Sub;

              (p) VEHICLE. Shareholders shall have purchased or caused to have been purchased from the Company the 1995 Dodge Stealth automobile referenced in that certain Simple Interest Note and Security Agreement, dated January 27, 1996, between the Company and Fifth Third Bank of Northwest Ohio, N.A. (the "Automobile Note"), for cash at a price equal to the unpaid principal amount and all accrued but unpaid interest (including prepayment premiums, if any) on the Automobile Note, all measured as of November 30, 1998, and Shareholders shall have delivered evidence of such purchase to Chart and Merger Sub;

              (q) SHAREHOLDER PAYABLE. The Company shall have been released and discharged of all liability for and under a certain note payable by the Company to Patrick J. Flynn in the amount of $2,500.00 as reflected on the balance sheet of the Company as of November 30, 1998, and Shareholders shall have delivered evidence of such forgiveness to Chart.

              (r) RESIGNATIONS AND RELEASES. Chart shall have received the written resignations of all Directors and officers of the Company from their respective directorships and offices as of the Closing, and shall have received from each Shareholder a duly executed general release of claims against the Company;

              (s) OTHER. Chart and Merger Sub shall have received each other document required to be delivered to them hereunder.

Any agreement or document to be delivered to Chart or Merger Sub pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance satisfactory to Chart and Merger Sub.

       6.3    CONDITIONS TO SHAREHOLDERS' AND COMPANY'S OBLIGATIONS.

              The obligations of Shareholders and the Company to perform this Agreement are subject to satisfaction of the following conditions at or before the Closing:

              (a) AGREEMENTS PERFORMED. Chart and Merger Sub shall have performed all of the obligations under this Agreement to be performed by them at or before the Closing;

              (b) REPRESENTATIONS ACCURATE. The representations and warranties of Chart and Merger Sub contained herein shall continue to be accurate in all material respects just as if made at and as of the Closing;

              (c) CERTIFICATE OF CHART AND MERGER SUB. Shareholders and the Company shall have received a certificate from Chart and Merger Sub certifying as to the fulfillment of the conditions set forth in Sections 6.3(a) and 6.3.(b), signed by the chief executive officer of each of Chart and Merger Sub;

              (d) LEGAL ACTION. There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks to or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement;

              (e) CHART COMMON STOCK. Chart shall have caused to be issued and registered to each Shareholder on its books the shares of Chart Common Stock constituting such Shareholder's Estimated Merger Consideration in accordance with Section 2.4 hereof;

              (f)    {Intentionally omitted.}

              (g)    {Intentionally omitted.}

              (h) OTHER CLOSINGS. The "Closing," as defined in the Stock Purchase Agreement, shall have occurred; and the "Closing," as defined in the Asset Purchase Agreement, shall have occurred;

              (i)    {Intentionally omitted.}

              (j) OTHER. Shareholders and the Company shall have received each other document required to be delivered to them hereunder.

                                   ARTICLE 7

                              ADDITIONAL COVENANTS

       7.1    PRE-CLOSING COVENANTS.

              7.1.1  CONDUCT OF BUSINESS.

              From the date hereof until the Closing, except to the extent that Chart otherwise consents in writing, Shareholders will cause the Company to operate its business substantially as presently operated and only in the ordinary course. Shareholders will, and will cause the Company to, use their respective best efforts to preserve intact the present business organization and the relationships with persons having business dealings with the Company. Without limiting the generality of the foregoing, Shareholders will cause the Company not to:

                     (i) purchase or lease (or commit to purchase or lease) any assets (other than inventory) in excess of $10,000.00 individually or $50,000.00 in the aggregate, except as otherwise expressly contemplated by Section 4.5.9 hereof;

                     (ii) create, incur or assume any debt; assume, guarantee, endorse or otherwise become liable or responsible for the obligation of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

                     (iii) increase in any manner the rate of compensation of any of its employees, other than normal increases using standards consistent with past practice or as required by any collective bargaining agreement; or pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit not required by any existing employee benefit plan;

                     (iv) permit any of its assets to be subjected to any Lien;

                     (v) enter into any Contract, except in the ordinary course of business consistent with past practice, or modify or terminate any Contract under circumstances which might adversely affect the condition (financial or otherwise) or prospects of the Company's business;

                     (vi) sell or dispose of any assets other than inventory in the ordinary course of business;

                     (vii) engage in any unusual or novel method of transacting business, or change any accounting procedures or practices, including practices with respect to the payment of accounts payable or the collection of accounts receivable, or change its financial structure; or

                     (viii) take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all respects as of the date of such action or omission as though made at and as of the date of such action or omission, except as otherwise specifically contemplated by this Agreement.

              7.1.2  ACCESS.

              From the date hereof until the Closing, Shareholders will cause the Company to provide Chart, its lenders and their representatives full access to the Company's personnel, facilities and all books and records and such other information and persons relating to the Company as Chart may request. In addition, Shareholders will cause the Company to permit Chart to perform engineering, environmental and workplace condition surveys and such other physical inspections as Chart deems necessary. If the transactions contemplated by this Agreement are not consummated for any reason, Chart agrees to return to Shareholders all materials obtained from Shareholders or the Company and not to use for its own benefit any information not available to Chart from a source other than Shareholders or the Company and not to disclose any information contained in the materials except information available to Chart from a source other than Shareholders or the Company or required to be disclosed by law.

              7.1.3  INTERIM FINANCIAL STATEMENTS.

              Within 15 days after the end of each calendar month, if any, prior to the Closing, Shareholders will deliver to Chart unaudited balance sheets of the Company and the related statements of income for the months then ended and for that portion of such fiscal year ended with the last day of such monthly accounting period, in each case certified by Shareholders to fairly present the financial position and results of operations of the Company as at or for the periods indicated on a basis consistent with past practice.

              7.1.4  SUPPLEMENTAL DISCLOSURE.

              Shareholders will immediately notify Chart of any event or circumstance which makes it necessary to correct any representation and warranty contained in Article 3 or Article 4 which has been rendered inaccurate thereby; or arises hereafter and which, had it existed on or prior to the date hereof, would have resulted in an inaccuracy in a representation and warranty contained in Article 3 or Article 4.

              7.1.5  SATISFACTION OF CONDITIONS.

              Shareholders and the Company will use their respective best efforts to cause each of the conditions set forth in Section 6.2 to Chart's and Merger Sub's proceeding with the Closing to be satisfied at or before the Closing. Chart and Merger Sub shall use their respective best efforts to cause each of the conditions set forth in Section 6.3 to Shareholders' and the Company's proceeding with the Closing to be satisfied at or before the Closing.

              7.1.6  TERMINATION.

              This Agreement may be terminated (i) by the written agreement of Chart, Merger Sub and the Company, or (ii) by Chart, Merger Sub or the Company at any time after March 23, 1999, if the Closing shall not have taken place on or before such date. If this Agreement is terminated pursuant to clause (i) of the preceding sentence, all provisions of this Agreement except Sections 7.3, 7.4 and 8 shall become void without any liability on the part of any party. If this Agreement is terminated pursuant to clause (ii) of the first sentence of this Section 7.1.6, all rights and remedies of each party hereunder and all other provisions hereof related thereto shall survive termination to the extent required so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination shall remain liable for the damages resulting therefrom.

       7.2    NONDISCLOSURE, NONCOMPETITION AND NONINTERFERENCE.

              Each Shareholder (i) shall at all times hold in strictest confidence any and all confidential data and other confidential information concerning the products, services, businesses, suppliers and customers of the Company, (ii) for a period of five (5) years following the Closing Date, shall not, without the prior written consent of Chart, either directly or indirectly operate or perform any advisory or consulting services for, invest in (other than publicly traded stock constituting less than 5% of the equity of a publicly held corporation), or otherwise operate or become associated in any capacity with, any corporation, partnership, organization, proprietorship or other business entity or association which sells or performs services then in competition with the Company at any place within the United States of America, and (iii) for a period of five (5) years following the Closing Date, shall not, without the prior written consent of Chart, directly or indirectly induce or attempt to induce any employee, agent or other representative or associate of the Company to terminate his or its relationship with the Company, or in any way knowingly interfere with such a relationship or a relationship between the Company and any of its suppliers or customers. Each Shareholder acknowledges that compliance with his covenants in this Section
7.2 is necessary to protect Chart's and the Company's legitimate business interests and that any breach of any such covenant will result in irreparable and continuing damage to Chart and the Company for which money damages alone will not provide an adequate remedy, and that in the event of any such breach or threatened breach of any such covenant, Chart and the Company and their respective successors and assigns shall be entitled to injunctive relief, without having to post any bond, and to such other and further relief at law or in equity as is proper under the circumstances.

       7.3    PUBLICITY.

              Neither Chart, Merger Sub, Shareholders nor the Company will make any public announcement relating to this Agreement or the transactions contemplated hereby without the written consent of the other parties, unless and except to the extent otherwise required by law. If public disclosure or notice is required by law, the disclosing party will use his or its best efforts to give the other parties prior written notice of the disclosure to be made.

       7.4    EXPENSES; TRANSFER TAXES.

              Except to the extent otherwise specifically provided herein, Chart and Merger Sub shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Chart, Merger Sub or their respective representatives, and Shareholders shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by the Company or by Shareholders or by their respective representatives. Shareholders shall pay all sales or other transfer Taxes, if any, which may be payable in connection with the transactions contemplated by this Agreement.

       7.5    {Intentionally omitted.}

       7.6    RECEIVABLES.

              Chart shall cause the Company to use all reasonable efforts to collect the accounts receivable reflected on the Final Closing Balance Sheet but neither Chart nor the Company shall be required to take or threaten legal action to collect any such accounts receivable. At the option of Chart, Shareholders agree to purchase from the Company, for an amount equal to the unpaid balance thereof, less any allowance for doubtful accounts reflected on the Final Closing Balance Sheet, all or any part of the accounts receivable included thereon which shall not have been paid within ninety (90) days after the Closing Date (other than accounts receivable from Northcoast/Texas, Northcoast/Kansas or Northcoast/America), it being understood that Chart shall exercise such option at any time after such date up to the first anniversary of the Closing Date without waiving any rights hereunder. Shareholders shall have the right to verify the existence of the unpaid balance of any accounts receivable.

       7.7    EMPLOYMENT.

              Shareholders shall pay the cost of any compensation, severance or other benefits which may be payable to any employees of the Company or to such other persons as shall claim compensation, severance or other benefits in connection with the consummation of the transactions contemplated by this Agreement. Subject to Sections 6.2(m) and 6.3(i), nothing in this Agreement shall be deemed to require the Company to retain after the Closing any of its employees for any period of time or at any particular compensation rate or in any particular position.

       7.8    {Intentionally omitted.}

       7.9    NO ASSIGNMENT.

              Without the consent of Shareholders, Chart may assign all or any part of this Agreement and all or any part of its rights and obligations hereunder to any affiliate of Chart, to any of Chart's lenders, and to any person or entity which purchases from Chart substantially all of Chart's business, in which event Shareholders shall execute and deliver any documents reasonably requested by the assignee in connection with such assignment. Except as provided in the preceding sentence, no assignment by any party of this Agreement or any right or obligation hereunder may be made without the prior written consent of all other parties, and any assignment attempted without such consent will be void.

       7.10   CONSENT TO JURISDICTION.

              Any action or proceeding brought by a party against any other party in connection with this Agreement may be commenced in any federal or state court located in Cuyahoga County, Ohio, or Lucas County, Ohio, and all objections to personal jurisdiction and venue in any action or proceeding so commenced are hereby waived. So long as service and process is by notice as provided in Section 9.1 of this Agreement or as required by any such court, all objections to improper service of process are hereby waived.

       7.11   FURTHER ASSURANCES AND ASSISTANCE.

              The parties agree that each will execute and deliver any and all documents in addition to those expressly provided for herein that may be necessary or appropriate to effect or give evidence to the provisions of this Agreement and each of the other agreements and instruments delivered by them in connection herewith and the consummation of the transactions contemplated hereby. Each Shareholder further agrees that at any time and from time to time after the Closing, he will execute and deliver to Chart such further conveyances, assignments or other written assurances as Chart may reasonably request to perfect and protect Chart's title to the Company Shares.

       7.12   {Intentionally omitted.}

       7.13   CERTAIN TAX MATTERS.

              (a) After the Closing, Chart, the Company and Shareholders will coordinate the preparation of all necessary Tax Returns relating to the Company with respect to periods ending on or before the Closing Date. Each party agrees to timely furnish to the other parties any records and other information reasonably requested by it in connection therewith. Notwithstanding any other provision of this Agreement or any disclosure to Chart hereunder or otherwise, Shareholders shall be responsible for the payment of, and shall pay, any and all federal, state and local income taxes (including interest and penalties, if any) payable by the Company with respect to all periods ending on or before the Closing Date (collectively, "Pre-Closing Taxes"), and will promptly reimburse Chart or the Company upon demand for any payments of Pre-Closing Taxes which either Chart or the Company or any of their affiliates may make after the Closing.

              (b) It is the intent of the parties that the Merger qualify as a tax-free reorganization under Section 368 of the Code. Chart and Merger Sub will use commercially reasonable efforts to consummate the Merger in such fashion, but neither Chart nor Merger Sub makes any representation or warranty as to the treatment of the Estimated Merger Consideration or the Definitive Merger Consideration for any Tax purposes. Chart, Merger Sub, the Company and Shareholders agree to reasonably cooperate with each other, provided that there shall be no requirement to incur any loss, cost or expense as a result of such cooperation, in order to comply with the requirements of Code Section 368(a)(2)(E) and the regulations and rulings thereunder, including the requirement of continuity of interest and the requirement of continuity of business enterprise. Notwithstanding any other provision in this Agreement, Shareholders will remain solely liable for any Tax consequences to them as a result of the Merger.

                                    ARTICLE 8

                                  INDEMNIFICATION

       8.1    INDEMNIFICATION BY SHAREHOLDERS.

              Shareholders shall jointly and severally indemnify Chart and the Company against and hold Chart and the Company harmless from (i) any and all loss, damage, liability or deficiency (collectively, "Losses") resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant or obligation made or incurred by Shareholders herein or in any other agreement, instrument or document delivered by or on behalf of Shareholders in connection herewith; and (ii) any and all costs and expenses (including reasonable legal and accounting fees) (collectively, "Expenses") related to any of the foregoing. In addition, and notwithstanding any disclosure to Buyer hereunder or otherwise, Seller shall indemnify Buyer and the Company and their respective Affiliates against and hold them harmless from any and all Losses resulting from or arising out of: (i) the death of the Company's employee Hillard Mitchell Jr. in or about September 1998, and any and all Expenses related thereto, including in any present or future litigation relating thereto; and (ii) any matters alleged by plaintiffs in the pending litigation captioned ANDREW WILBORN AND DEMETRIUS WILBORN VS. NORTHCOAST OF TEXAS CRYOGENIC, INC. [sic], Case No. 98-42541 in the 151st Judicial District, Harris County, Texas, or in the pending litigation captioned ANDREW WILBORN AND DEMETRIUS WILBORN V. NORTHCOAST CRYOGENIC, INC. [sic], Case No. 2:98-CV-296 PG in the United States District Court for the Southern District of Mississippi, Hattiesburg Division, and any and all Expenses related thereto, including in any other present or future litigation relating to such matters; and (iii) any matters alleged in or arising out of the pending litigation captioned MILWAUKEE PRECISION CASTING, INC. VS. NORTHCOAST OF AMERICA CRYOGENIC, INC., Case No. 98CV009914 in the Circuit Court of Milwaukee County, Wisconsin, and any and all Expenses related thereto, including in any other present or future litigation relating to such matters.

       8.2    INDEMNIFICATION BY CHART AND MERGER SUB.

              Chart and Merger Sub shall jointly and severally indemnify Shareholders against and hold Shareholders harmless from (i) any and all Losses resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant or obligation made or incurred by Chart or Merger Sub herein or in any other agreement, instrument or document delivered by or on behalf of Chart or Merger Sub in connection herewith; and (ii) any and all Expenses related to any of the foregoing.

       8.3    NOTIFICATION OF AND PARTICIPATION IN CLAIMS.

              No claim for indemnification will arise until notice thereof is given to the party from whom indemnity is sought. In the event that any legal proceedings shall be instituted or any claim or demand be asserted by any third party in respect of which Shareholders on the one hand, or Chart or Merger Sub on the other hand, may have an obligation to indemnify the other, the party asserting such right to indemnity shall give or cause to be given to the party from whom indemnity may be sought written notice thereof, and such party shall have the right, at its option and expense, to be present at the defense of such proceeding, claim or demand, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity, unless the party from whom indemnity may be sought irrevocably acknowledges full and complete responsibility for indemnification of the party asserting such right to indemnity, in which case such party may assume such control through counsel of its choice. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such third party legal proceeding, claim or demand.

       8.4    SURVIVAL; LIMITATIONS ON INDEMNIFICATION.

              The representations, warranties, covenants and agreements of the parties contained herein or in any other agreements or documents executed in connection herewith shall survive the Closing. Notwithstanding the foregoing, the indemnification of Chart and the Company provided under
Section 8.1 shall be limited in certain respects as follows: any claim for indemnification relating to any inaccuracy in or breach of any representation or warranty of Shareholders must be made within eighteen (18) months after the Closing Date, except that (i) there shall be no limits on the time for making a claim for indemnification relating to the representations and warranties contained in Article 3 ("Shareholders' Representations and Warranties Concerning the Transaction"), Sections 4.1.1 ("Organization and Power"), or 4.7.1 ("Title"), (ii) any claim for indemnification relating to the representations and warranties contained in Section 4.3.4 ("Taxes") may be made until the expiration of the applicable statute of limitations for either the assessment or collection of Taxes for the periods referred to therein, and (iii) any claim for indemnification relating to the representations and warranties contained in Sections 4.6 ("Employee Benefits") or 4.7.4 ("Environmental Matters") may be made until the second
(2nd) anniversary of the Closing Date. There shall be no limits on the time for making a claim for indemnification relating to the undertakings of Shareholders set forth in Section 7.13 hereof or in the second sentence of
Section 8.1 hereof.

                                     ARTICLE 9

                              MISCELLANEOUS PROVISIONS

       9.1    NOTICES.

              All notices and other communications required by this Agreement shall be in writing and shall be deemed given if delivered by hand or mailed by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)    If to Chart or
                     Merger Sub, to:  Chart Industries, Inc.
                                      5885 Landerbrook Drive, Suite 150
                                      Mayfield Heights, Ohio 44124
                                      Attention:  James R. Sadowski

                     With a copy to:  Calfee, Halter & Griswold LLP
                                      1400 McDonald Investment Center
                                      800 Superior Avenue
                                      Cleveland, Ohio 44114
                                      Attention:  Thomas F. McKee, Esq.

              (b)    If to Mark A. Bauman, to:   Mark A. Bauman
                                                 8106 Beck Road
                                                 Ottawa Lake, Michigan 49267

                     If to Patrick J. Flynn, to: Patrick J. Flynn
                                                 9478 Douglas Road
                                                 Temperance, Michigan 48182

                     If to the Company prior to the Closing, to the Company in care of both Mark A. Bauman and Patrick J. Flynn at their respective addresses as provided herein.

                     In each case,
                     with a copy to:  Wasserman, Bryan, Landry & Honold
                                      300 Inns of Court Building
                                      405 North Huron Street
                                      Toledo, Ohio 43604
                                      Attention: David L. Honold, Esq.

       9.2    BINDING EFFECT.

              This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

       9.3    INCLUSION.

              In every place where it is used in this Agreement, the word "including" is intended and shall be construed to mean "including, without limitation".

       9.4    {Intentionally omitted.}

       9.5    HEADINGS.

              The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

       9.6    EXECUTION IN COUNTERPARTS; SIGNATURE PAGES.

              This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered with separate signature pages with the same effect as though all parties had executed and delivered the same signature page.

       9.7    SEVERABILITY.

              In the event any part of Section 7.2 of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable for any reason, each Shareholder hereby grants to such court full authority and discretion, and hereby authorizes and requests such court to exercise all such authority and discretion as it may possess hereunder or under applicable law, to reform such provision to the end that such Shareholder shall be subject to nondisclosure, noncompetition and noninterference covenants that are reasonable under the circumstances and enforceable by Chart and the Company. In the event any other provision of this Agreement shall be held unenforceable or invalid to any extent for any reason, such provision shall remain in force and effect to the maximum extent permitted, and the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby.

       9.8    AMENDMENTS, WAIVERS.

              No amendment to or waiver of any of the provisions of this Agreement, including this Section 9.8, shall be valid or enforceable unless such amendment or waiver is set forth in writing and signed by the party against whom enforcement of such amendment or waiver is sought or such party's authorized representative. Unless otherwise expressly stated therein, each such amendment or waiver shall be effective only with respect to the specific instance in which it is given, and no such amendment or waiver shall constitute a waiver of any other provision hereof (whether or not similar), or a continuing waiver.

       9.9    NO THIRD-PARTY RIGHTS.

              Nothing expressed or implied in this Agreement is intended or shall be construed to confer on any person, other than the parties hereto and their respective successors and permitted assigns, any rights under this Agreement.

       9.10   ENTIRE AGREEMENT.

              This Agreement and the other agreements and documents to be delivered hereunder constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous negotiations, agreements and understandings of the parties. There are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein or in the agreements or instruments delivered in connection herewith, and no supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party sought to be bound thereby.

       9.11   SCHEDULES AND EXHIBITS.

              The schedules and exhibits referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein. All references in this document to "this Agreement" and the terms "herein," "hereof," "hereunder" and the like shall be deemed to include all of such schedules and exhibits.

       9.12   TIME PERIODS.

              Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; PROVIDED, HOWEVER, that if the last day for taking such action falls on a Saturday, a Sunday, or a day which shall be in Cleveland, Ohio, or New York, New York, a legal holiday or a day on which banking institutions therein are authorized by law to close, then the period during which such action may be taken shall automatically be extended to the next business day.

       9.13   GOVERNING LAW.

              This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without giving effect to the choice-of-laws or conflict-of-laws provisions thereof.


           {The remainder of this page is intentionally left blank.}

              IN WITNESS WHEREOF, Chart, Merger Sub, the Company and Shareholders have executed and delivered this Agreement and Plan of Merger as of the date first written above.


                                       /s/  Mark A. Bauman
                                       ------------------------------
                                       MARK A. BAUMAN


                                       /s/ Patrick J. Flynn
                                       ------------------------------
                                       PATRICK J. FLYNN


                                       NCI ACQUISITION CORP.


                                     By:  /s/ James R. Sadowski
                                          ---------------------------
                                          James R. Sadowski,
                                          President and Chief Operating Officer


                                       CHART INDUSTRIES, INC.


                                      By: /s/ James R. Sadowski
                                          ---------------------------
                                          James R. Sadowski,
                                          President and Chief Operating Officer